EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333‑100311, 333-127486, 333-135701, 333-152717, 333-160912, 333-183594, 333-212310, 333-232394, and 333-239438) on Form S-8 of our reports dated April 13, 2023, with respect to the consolidated financial statements of CarMax, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Richmond, Virginia
April 13, 2023